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                                                               EXHIBIT 23.1


                           CONSENT OF ERNST & YOUNG LLP

We consent to (i) the reference to our firm under the caption "Experts" in the Prospectus Supplement of Apartment Investment and Management Company (the "Company"), dated November 22, 1996, relating to 1,100,000 shares of the Company's Class A Common Stock, (ii) the inclusion therein, and in the Company's Current Report on Form 8-K, dated November 21, 1996, filed with the Securities and Exchange Commission, of our report dated April 2, 1996 with respect to the audit of the Historical Summary of Gross Income and Direct Operating Expenses of Somerset Village for the years ended December
31, 1995 and 1994 and for the period from June 10, 1993 through December 31, 1993, and our report dated November 19, 1996 with respect to the audit of the Combined Historical Summary of Gross Income and Direct Operating Expenses of Sycamore Creek Apartments and Tustin Woods Apartments for the year ended December 31, 1995, and (iii) the incorporation by reference of such reports in the Company's Registration Statement on Form S-3 (No. 33-98338), the
Company's Registration Statement on Form S-3 (No. 333-828), the
Company's Registration Statement no Form S-3 (No. 333-4542), the
Company's Registration Statement on Form S-3 (No. 333-4546), the
Company's Registration Statement on Form S-3 (No. 333-8997), the
Company's Registration Statement on Form S-8 (No. 333-4550), the
Company's Registration Statement on Form S-8 (No. 333-4548), and the
Company's Registration Statement on Form S-8 (No. 333-14481).

                                               ERNST & YOUNG LLP

Dallas, Texas
November 20, 1996